Exhibit 99.1

CAMAC ENERGY INC. APPOINTS NEW CEO;

$25 MILLION CREDIT FACILITY COMMITTED

HOUSTON, TEXAS – April 11, 2011 -- CAMAC Energy Inc. (NYSE: Amex: CAK), a U.S.-based energy company engaged in the exploration, development and production of oil and gas, today announced that Chief Executive Officer and President, Byron A. Dunn, has decided with the Board of Directors to resign his positions with the Company, effective immediately.

The Board has appointed current Company Chairman Kase Lawal as CEO. Dr. Lawal has served as the non-executive Chairman of the Company since the Company’s April 2010 acquisition of the Oyo Oilfield interest located offshore Nigeria. Dr. Lawal will serve as CEO for no compensation. Effective April 11, 2011, Dr. Lawal resigned from all executive officer positions with CAMAC International Corporation and its affiliated companies, including Allied Energy Plc, in order to focus on his new role as Chief Executive Officer of CAMAC Energy.

A Search Committee of the Board of Directors has been created, consisting of Dr. Lee P. Brown, John Hofmeister, and Hazel O’Leary, which will establish criteria, capabilities and experience, as well as oversee the process for the identification and selection of, a new CEO and President. Dr. Lawal will serve as CEO until the selection process is complete.

In addition, Allied Energy Plc, an entity owned and controlled by Dr. Lawal, has agreed to fund the term credit facility of $25 million entered into with the Company to help the Company meet a substantial portion of its cash obligations for workover expenses on Oyo Field well #5.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China. The Company's principal assets include interests in OML 120 and OML 121, offshore oil leases in deepwater Nigeria that started production from the Oyo Oilfield in December 2009, and a 100% interest in the Zijinshan Block gas asset located in the Shanxi Province, China. The Company was founded in 2005 and has offices in Houston, Texas, Beijing, China, and Lagos, Nigeria.

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